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Contact:  John E. Moss
          Director, Corporate Communications
          (214) 450-7753

                        BANCTEC AND RECOGNITION TO MERGE


Dallas, Texas -- May 19, 1995 -- BancTec, Inc. (NASDAQ-BTEC) and Recognition International Inc. (Recognition) jointly announced today that their respective boards of directors have unanimously approved a definitive agreement to merge the two corporations through an exchange of stock in a transaction valued at approximately $180 million. Under the terms of the agreement, Recognition shareholders will receive .59 share of BancTec stock for each share of Recognition stock owned. Combined, the Companies will have annual revenues of approximately $500 million and at the time of closing it is expected that a restructuring charge of approximately $65 million will be incurred to accommodate the expected costs of consolidating the operations of both Companies.

The agreement is subject to regulatory approval as well as shareholder approval at both firms and is expected to be completed in early Fall of this year. The transaction is expected to be tax free to both companies' shareholders and to be accounted for on a "pooling of interest" basis.

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The combined company will develop, manufacture and market integrated document processing systems; imaging, workflow and applications software, network services; and customer maintenance and support services worldwide through direct sales, OEM customers, and channel partners.

Grahame N. Clark, Jr., chairman and chief executive officer of BancTec, who will serve as chairman and chief executive officer of the combined company said of the planned merger, "There are significant savings that can be achieved by this combination and those savings should enhance our ability to create new products and better serve our customers in this dynamic market."

Robert Vanourek, president and chief executive officer of Recognition said, "The fit between these companies is excellent. For example, Recognition has established operations in Japan and Canada and BancTec has a large United Kingdom operation. The combined company can offer customers a comprehensive line of document processing systems, coupled with award winning imaging, workflow, and applications software."

Both companies are headquartered in Dallas. In fiscal 1995 BancTec will report revenues of approximately $295 million and employs approximately 2500 people while Recognition had fiscal 1994 revenues of $219 million and employs 1500 people. Combined, the companies will have over 5,000 customers -- many of whom are among the largest document processing organizations in the world.

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BancTec is being advised by Merrill Lynch & Co. Inc., and Recognition is being advised by Bear Stearns & Co. Inc.

BancTec, based in Dallas, Texas, is a leading provider of electronic and document-based financial transaction processing systems, application software and support services. BancTec develops integrated image processing and data capture solutions for the banking, financial services, insurance, government, utility, telecommunications and retail industries. The company also designs and manufactures document processing equipment for OEM customers and provides network support services for LANs and personal computers.

Recognition, headquartered in Dallas, Texas, is a leading international open systems supplier of high-performance document recognition systems, image and workflow software, and related customer services.